Exhibit 10.2

EXECUTION VERSION

BANC OF AMERICA SECURITIES LLC	PNC BANK, NATIONAL ASSOCIATION
BANC OF AMERICA BRIDGE LLC	PNC CAPITAL MARKETS LLC
One Bryant Park	One PNC Plaza
New York, NY 10036	249 Fifth Avenue
Pittsburgh, PA 15222

March 14, 2010

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317-6506

Attention:	William J. Lyons,
Executive Vice President and Chief Financial Officer

Project Platinum

Commitment Letter

Ladies and Gentlemen:

You have advised Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities LLC (“BAS”), PNC Bank, National Association (“PNC Bank”) and PNC Capital Markets LLC (“PNC” and, together with Banc of America Bridge, BAS and PNC Bank, the “Commitment Parties,” “we” or “us”) that CONSOL Energy Inc., a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”) all of the capital stock of Dominion Exploration & Production, Inc., Dominion Reserves, Inc. and certain assets of Dominion Transmission, Inc. (collectively, the “Acquired Business”) from Dominion Resources, Inc. and certain of its subsidiaries (collectively, the “Seller”). The Acquisition will be effected pursuant to a Purchase and Sale Agreement, dated on or about the date hereof (the “Acquisition Agreement”), between the Company and the Seller. The Company and its subsidiaries (other than Excluded Subsidiaries (as defined in Annex I-A)) are sometimes collectively referred to herein as the “Companies.”

You have also advised us that you intend to finance the Acquisition and the costs and expenses related to the Transaction (as defined herein) from the issuance and sale of a combination of senior unsecured notes of the Company (the “Notes”) and common stock of the Company (together with the Notes, the “Permanent Securities”) generating at least $3,500.0 million aggregate gross proceeds and, to the extent that $3,500.0 million aggregate gross proceeds of Permanent Securities are not issued and sold on or prior to the date of consummation of the Acquisition (the “Closing Date”), up to $3,500.0 million in senior unsecured loans (the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (each, as defined in Annex I-A hereto), the “Bridge Facility”) made available to the Company as interim financing to the Permanent Securities. No additional external financing other than the Permanent Securities or the Bridge Loans will be required to fund the Acquisition and the costs and expenses related to the Transaction. The Acquisition, the issuance and sale of the Permanent Securities and/or the borrowing of the Bridge Loans and all related transactions are hereinafter collectively referred to as the “Transaction.”

1. Commitments. In connection with the foregoing, (a) Banc of America Bridge is pleased to advise you of its commitment to provide 70% of the total principal amount of Bridge Loans, (b) PNC Bank is please to advise you of its commitment to provide 30% of the total principal amount of Bridge

Loans (PNC Bank in such capacity and Banc of America Bridge in such capacity are referred to as the “Initial Lenders”), (c) Banc of America Bridge is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Loans and (d) BAS and PNC are pleased to advise you of their willingness, and you hereby engage BAS and PNC, to act as the joint lead arrangers and joint bookrunning managers (in such capacity, the “Lead Arrangers”) for the Bridge Loans, and in connection therewith to form a syndicate of lenders for the Bridge Loans (collectively, the “Lenders”) in consultation with you, including the Initial Lenders, all upon and subject to the terms and conditions set forth in this letter and in Annex I hereto under “Conditions Precedent” and Annex II hereto. Annexes I and II are referred to herein as the “Summary of Terms” and, together with this letter, as the “Commitment Letter.” It is understood and agreed that Banc of America Bridge and BAS will have “lead left” placement on all marketing materials relating to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

2. Syndication. The Lead Arrangers intend to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined). You agree to actively assist the Lead Arrangers in achieving a Successful Syndication (as defined in the Fee Letter) of the Bridge Facility. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Seller, the Acquired Business and their advisors to provide, the Lead Arrangers and the Lenders upon request with such information reasonably deemed necessary by BAS (after consultation with the Company) to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Seller, the Acquired Business and your and their advisors, or on your or their behalf, relating to the Company, its subsidiaries, the Acquired Business and the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) assistance by you in the preparation and completion of a customary information memorandum (the “Information Memorandum”) in form and substance customary for transactions of this type and other materials deemed reasonably necessary by BAS (after consultation with the Company) to be used in connection with the syndication of the Bridge Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from existing lending relationships of you and your subsidiaries, (d) your using commercially reasonable efforts to obtain updated corporate credit or family ratings of the Company after giving effect to the Transaction and ratings of the Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”), and (e) your otherwise providing reasonable assistance to the Lead Arrangers in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders. You hereby agree to use your commercially reasonable efforts so that the Information Memorandum to be used in connection with the syndication of the Bridge Facility shall be completed within five business days of our request therefor. Without limiting your obligations hereunder, it is understood that syndication of the Bridge Facility is not a condition to funding of the Bridge Facility.

It is understood and agreed that BAS will manage and control all aspects of the syndication of the Bridge Facility in consultation with you and PNC, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no other Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment thereto, except as set forth in this Commitment Letter or the Fee Letter or as otherwise permitted by BAS. It is also un-

derstood and agreed that the amount and distribution of the fees set forth in the Commitment Letter and the Fee Letter among the Lenders will be at the discretion of BAS (after consultation with the Company and PNC).

The Company agrees that, prior to the Successful Syndication of the Bridge Facility, there shall be no offering, placement, arrangement, syndication or issuance (or announcement thereof) of any debt or equity of the Company or any of its subsidiaries, including any extension, amendment or refinancing of any existing debt or credit facility, without the prior written consent of the Lead Arrangers, which consent shall not be unreasonably withheld; provided that the foregoing shall not prohibit (i) the existence of the Bridge Facility, (ii) the offering of Permanent Securities in accordance with the Engagement Letter (as defined herein), (iii) the extension, amendment or refinancing of the Company’s Amended and Restated Credit Agreement, dated as of June 27, 2007 (the “Existing Credit Agreement”), or of CNX Gas Corporation’s Credit Agreement, dated as of October 7, 2005 (the “Existing Gas Credit Agreement”), in each case, on terms and conditions reasonably satisfactory to the Lead Arrangers and so long as the Lead Arrangers are offered to be exclusive joint lead arrangers and joint bookrunners of each such extension, amendment or refinancing thereof (this clause, the “Refinancing Exception”), (iv) the extension, amendment or refinancing of the Company’s existing Amended and Restated Receivables Purchase Agreement, as amended, dated as of April 30, 2007, and the Purchase and Sale Agreement, dated as of April 30, 2003, as amended (collectively, the “Receivables Purchase Agreement”), for commitments not to exceed $200.0 million in the aggregate, (v) the extension, amendment or refinancing of obligations in respect of the industrial revenue bonds issued by the Mayor and City Council of Baltimore (Port Facilities Revenue Bonds), (vi) capital leases in the ordinary course of business, (vii) debt that is not issued in the capital markets or syndicated in an aggregate amount not to exceed $25.0 million, (viii) the issuance of common stock of the Company in exchange for common stock held by minority shareholders of CNX Gas Corporation and (ix) the issuance of equity interests under equity compensation arrangements in the ordinary course of business. Unless otherwise specified, references in this Commitment Letter or the Fee Letter to the Existing Credit Agreement and the Existing Gas Credit Agreement are to the Existing Credit Agreement or the Existing Gas Credit Agreement, respectively, as extended, amended or refinanced as permitted by the Refinancing Exception, and references to specific provisions of the Existing Credit Agreement shall be to the analogous provisions in the Existing Credit Agreement as so extended, amended or refinanced.

3. Information Requirements. You hereby represent, warrant and covenant that (a) all written Information, other than the Projections and information of a general economic or industry-specific nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives (including filings by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2010), or, to the best of your knowledge, by the Seller or any of its representatives (including filings by the Seller with the SEC since January 1, 2010, to the extent relating to the Acquired Business), in connection with any aspect of the Transaction did not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if at any time prior to the Closing Date and, if requested by us, for a reasonable period thereafter as is necessary to complete the syndication of the Bridge Facility, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct (to your knowledge, in the case of information made available by the Seller or any of its representatives) in all material respects, when taken as a whole together with all such filings of the Company and the Seller with the SEC, under such circumstances at such time. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, its subsidiaries, the Seller or their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.”

You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders (and provided that you have been given a reasonable opportunity to review such documents and comply with SEC disclosure obligations): (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) the marketing term sheet and drafts and final versions of definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials that are marked “PUBLIC” in accordance with the preceding paragraph made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the Fee Letter dated the date hereof among the parties hereto and the Administrative Fee Letter dated the date hereof among Banc of America Bridge, BAS and the Company (collectively, the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable, invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP and of any special or local counsel (but not more than one per jurisdiction) to the Lead Arrangers and the Administrative Agent, and reasonable due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation (as hereinafter defined) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility.

(b) You also agree to indemnify and hold harmless the Commitment Parties and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one counsel to all the Indemnified Parties together (selected by BAS) and, in the case of a conflict of interest, one additional counsel to the other Indemnified Parties (plus local counsel in each applicable jurisdiction, to the extent appropriate)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction, this Commitment Letter or the Fee Letter or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees or controlling persons. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement. You shall not, without the prior written consent of each applicable Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Seller, or your or its subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees or controlling persons. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party or its officers, directors, employees or controlling persons as determined by a final, non-appealable judgment of a court of competent jurisdiction.

5. Conditions to Financing. The commitment of the Initial Lenders in respect of the Bridge Loans and the undertaking of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions set forth in Annex I hereto under “Conditions Precedent” and in Annex II hereto and each of the following conditions precedent: (a) the negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility on terms and conditions consis-

tent with this Commitment Letter and the Fee Letter and in a form reasonably satisfactory to the Lead Arrangers and the Company (the “Credit Documentation”); (b) compliance with all material provisions of the Fee Letter; and (c) the Company shall have engaged the Investment Banks (as defined in the Fee Letter) pursuant to an engagement letter (the “Engagement Letter”), and the Company shall have complied with all of its material obligations thereunder.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Credit Documentation or any other agreement or other undertaking concerning the financing of the Transaction, (i) (x) the only representations and warranties relating to the Acquired Business the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (A) such of the representations and warranties made by the Sellers in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have (or your subsidiary has) the right to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (determined without regard to whether any notice is required to be delivered by you) (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (y) the only representations and warranties relating to the Company and its subsidiaries the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be the Specified Representations and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Credit Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied. “Specified Representations” means the representations and warranties referred to in Annex I relating to corporate existence, corporate power and authority, the due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with material agreements, in each case as they relate to entering into and performance of the Credit Documentation, solvency of the Companies taken as a whole, full disclosure, accuracy of financial statements, Federal Reserve margin regulations and the Investment Company Act. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary (but subject to termination of the commitments provided hereunder pursuant to Section 8), the only conditions to availability of the Bridge Facility on the Closing Date are those set forth in this Section 5 and in Annex I under the heading “Conditions Precedent” and in Annex II.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose: (a) this Commitment Letter and the Fee Letter on a confidential basis to the board of directors and advisors of the Seller in connection with their consideration of the Transaction (provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Lead Arrangers); (b) after your acceptance hereof, this Commitment Letter (but not the Fee Letter), in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; (c) this Commitment Letter and the Fee Letter, after written notice (to the extent reasonably practicable) to the Lead Arrangers, as otherwise required by law or regulations or compulsory legal process; (d) this Commitment Letter and the Fee Letter, after written notice to the Lead Arrangers, in defense of any legal action brought by or against any of you or any of your affiliates, successors or assigns or any of their respective officers, directors, employees, agents, advisors or other representatives, or as may be necessary or advisable in connection with the assertion of any claim or right under or in connection with the Commitment Letter or the Fee Letter and (e) after your acceptance hereof, this Commitment Letter (but not the Fee Letter), on a confidential basis to any ratings agencies and valuation firms.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. Solely in connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates; provided such bank or non-bank affiliates, agents, advisors (legal or otherwise) and representatives are bound by the obligations set forth in the second sentence of this paragraph as if they were a Commitment Party.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the funding of the Bridge Loans.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Parties to the extent applicable). The Initial Lenders may assign their respective commitments hereunder, in whole or in part, to any of their respective affiliates or to any Lender; provided that the Initial Lenders shall not be relieved of their respective commitments hereunder except to the extent that (i) the Company consents to such assignment or (ii) such assignment is to a lender under the Existing Credit Agreement or the Existing Gas Credit Agreement. No Lead Arranger shall assign its rights under this Commitment Letter or the Fee Letter as a Lead Arranger in its capacity as such (other than to one of its affiliates or by operation of law) without the prior written consent of each of the parties hereto.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter and paying the fee payable pursuant to the Fee Letter upon your acceptance of this Commitment Letter by wire transfer of immediately available funds to the account specified by us, in each case not later than 5:00 p.m. (New York City time) on the date hereof, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby; provided that if the date hereof is not a business day, such fee shall be paid not later than 5:00 p.m. (New York City time) on the immediately succeeding business day. This offer shall terminate if not so accepted by you at or prior to that time. All commitments and under-

takings of the Commitment Parties hereunder will terminate on the earliest of (a) the closing of the Acquisition if no Bridge Loans are simultaneously drawn, (b) the execution and delivery of the Credit Documentation, (c) your written notice to us, or the public announcement, of the abandonment or termination of the Acquisition Agreement and (d) 11:59 p.m. (New York time), on June 10, 2010, or, if both the Company and the Seller exercise their rights under Section 10.1 of the Acquisition Agreement to extend the End Date (as defined in the Acquisition Agreement), 11:59 p.m. (New York time) on the date which is 90 days thereafter, unless, in the case of this clause (d), the Commitment Parties, in their discretion, agree to an extension.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANC OF AMERICA BRIDGE LLC

By:	/s/ Lex Maultsby
	Name:	Lex Maultsby
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Lex Maultsby
	Name:	Lex Maultsby
	Title:	Managing Director

[Commitment Letter]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Richard C. Munsick
	Name:	Richard C. Munsick
	Title:	Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Peter M. Hilton
	Name:	Peter M. Hilton
	Title:	Senior Managing Director

[Commitment Letter]

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

CONSOL ENERGY INC.

By:	/s/ William J. Lyons
	Name:	William J. Lyons
	Title:	Executive Vice President and Chief Financial Officer

[Commitment Letter]

ANNEX I-A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I-A is attached.

Borrower:	CONSOL Energy Inc. (the “Company”).

Guarantors:	All subsidiaries of the Company (other than Excluded Subsidiaries (as defined in the Existing Credit Agreement)) will guarantee the Bridge Loans on the Closing Date. Thereafter all subsidiaries of the Company that from to time become guarantors of (i) the Existing Credit Agreement or (ii) any other debt of the Company will also guarantee the Bridge Loans (it being understood and agreed that CNX Gas Corporation will not be required to become a guarantor of the Bridge Loans by virtue of its existing guaranty of the Company’s outstanding 7.875% Notes due 2012 (the “Existing Notes”)). In addition, the Company may elect to cause any of its subsidiaries to guarantee the Bridge Facility. All subsidiaries that guarantee the Bridge Loans are referred to herein as the “Guarantors,” and together with the Company are referred to herein as the “Loan Parties.”

Administrative Agent:	Banc of America Bridge LLC or an affiliate thereof will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).

Joint Lead Arrangers and
Joint Bookrunning Managers:	Banc of America Securities LLC (“BAS”) and PNC Capital Markets LLC (“PNC”) will act as joint lead arrangers and joint bookrunning managers for the Bridge Loans (in such capacity, the “Lead Arrangers”).

Lenders:	Banc of America Bridge LLC or an affiliate thereof (“Banc of America Bridge”), PNC Bank, National Association (together, the “Initial Lenders”) and other financial institutions and institutional lenders selected by BAS in consultation with the Company (the “Lenders”).

Bridge Loans:	$3,500.0 million of unsecured senior bridge loans (the “Bridge Loans”), subject to reduction as set forth below under “Mandatory Prepayments and Commitment Reductions.” The Bridge Loans will be available to the Company in one drawing on the Closing Date.

Ranking:	The Bridge Loans will be unsecured, senior obligations of the Company, ranking pari passu with or senior to all other unsecured debt obligations of the Company. The guarantees will be unsecured, senior obligations of each Guarantor, ranking pari passu with or senior to all other unsecured debt obligations of such Guarantor.

Security:	None.

Annex 1-A-1

Purpose:	The proceeds of the Bridge Loans shall be used (i) to finance in part the Acquisition and (ii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin (each as defined in the Fee Letter); provided that the interest rate shall not exceed the Total Cap (as defined in the Fee Letter) except as provided in the next paragraph.

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Bridge Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Bridge Loans (except that following the Rollover Date (as defined below), interest on the Bridge Loans will accrue at a per annum rate equal to 200 basis points in excess of the Total Cap), and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Substantially similar to the Existing Credit Agreement.

Amortization:	None.

Optional Prepayments:	The Bridge Loans may be prepaid prior to the first anniversary of the Closing Date (the “Rollover Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Company, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments and Commitment
Reductions:	The Company shall prepay the Bridge Loans without premium or penalty together with accrued interest to the prepayment date, and the commitments in respect of the Bridge Facility under the Commitment Letter shall be permanently reduced, by an amount equal to all Net Cash Proceeds (as defined in the Existing Credit Agreement), except that references in the definition of Net Cash Proceeds to “Sections 8.2.7(viii) or (ix)” shall be deemed amended to be references to “Section 8.2.7” for purposes hereof, from (a) sales or other dispositions of property and assets of any Loan Party (including (i) sales or issuances of equity interests of any direct subsidiaries of any Loan Party and (ii) any transfer, lease or other disposition of any portion of the Acquired Business to a subsidiary that is not a Loan Party), other than transactions pursuant to clauses (i), (ii), (iii), (iv) (only for up to $25.0 million in the aggregate), (v) (only for up to $200.0 million of credit extensions at any time outstanding), (vi) (only to the extent in the ordinary course of business) and (vii) of Section 8.2.7 of the Existing Credit Agreement, (b) Extraordinary Receipts, (c) any issuance or incurrence after the Closing Date of additional debt of any Loan Party, including the Notes but excluding borrowings under the Existing Credit

Annex I-A-2

Agreement and debt incurred under clauses (ii), (iii), (iv), (v) (only to the extent in the ordinary course of business and is not a substitute for a financing arrangement), (vi), (vii) (only to the extent relating to (1) clause (xi) of the definition of Permitted Liens (to the extent relating to up to $200.0 million of credit extensions at any time outstanding) and (2) clause (xii) of the definition of Permitted Liens (to the extent relating to up to $25.0 million of Indebtedness)) and (ix) of Section 8.2.1 of the Existing Credit Agreement, and (d) any issuance of equity interests by the Company, except for issuances under equity compensation arrangements in the ordinary course of business.

“Extraordinary Receipts” means cash received by or paid to or for the account of any Loan Party outside the ordinary course of business in respect of tax refunds, pension plan reversions, condemnation awards (and payments in lieu thereof) and casualty insurance proceeds (other than condemnation awards and casualty insurance proceeds promptly designated for reinvestment or restoration to occur within 270 days of receipt or promptly used to repay other debt secured by the asset that is the subject of the condemnation award or casualty insurance), indemnity payments (other than to the extent in respect of any third party claim against any Loan Party and applied to pay or reimburse for payment of such claim and costs and expenses with respect thereto) and purchase price adjustments under the Acquisition Agreement.

The Company shall give prompt notice to the Commitment Parties (prior to the execution and delivery of the Credit Documentation) or to the Administrative Agent (after the execution and delivery of the Credit Documentation) of any event that reduces commitments or requires prepayment pursuant to the above.

Change of Control:	In the event of a Change of Control (as defined in the Existing Credit Agreement), each Lender will have the right to require the Company, and the Company must offer, to prepay the outstanding principal amount of the Bridge Loans at a premium equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment.

Conversion into Rollover
Loans:	If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex I-B, be converted into unsecured, senior rollover loans with a maturity of January 15, 2015 and otherwise having the terms set forth in Annex I-B (the “Rollover Loans”). Any Bridge Loans not converted into Rollover Loans shall be repaid in full on the Rollover Date.

Exchange into
Exchange Notes:	Each Lender that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex I-C) will have the right, at any time on or after the Rollover Date, to exchange Rollover Loans

Annex I-A-3

held by it for unsecured senior exchange notes of the Company having the terms set forth in Annex I-C (the “Exchange Notes”); provided that the Company may defer the first and each subsequent issuance of Exchange Notes until such times as the Company shall have received requests to issue an aggregate of at least $100.0 million in principal amount of Exchange Notes. In connection with each such exchange, or at any time prior thereto, but after the Rollover Date, if requested by the Initial Lenders, the Company shall (i) deliver to the Lender that is receiving Exchange Notes, and to such other Lenders as the Initial Lenders requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes or Bridge Loans by such Lenders and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A transactions (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by the Initial Lenders, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Lenders and such certificates as the Initial Lenders may request as would be customary in Rule 144A offerings and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Lenders in connection with issuances or resales of Exchange Notes or Bridge Loans, including providing such information regarding the business and operations of the Company and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes or Bridge Loans and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Conditions Precedent:	The availability of the Bridge Loans will be subject only to the conditions set forth in paragraph 5 of the Commitment Letter and Annex II hereto and the following conditions precedent: (i) delivery of a written notice of borrowing, (ii) accuracy of the Acquisition Agreement Representations and the Specified Representations and (iii) no event of default under the Credit Documentation shall have occurred and be continuing or would result from such extension of credit (it being understood and agreed, for purposes of this clause (iii), that the failure of any representation and warranty (other than the Specified Representations) in the Credit Documentation to be true on the Closing Date shall not restrict or limit the availability of the Bridge Loans on the Closing Date).

Representations and
Warranties:	Applicable to the Loan Parties and same as those in the Existing Credit Agreement, except that the representation and warranty regarding financial statements shall cover the financial statements included in the Company’s Form 10-K for the year ended December 31, 2009 (the “Form 10-K”) and the financial statements delivered pursuant to clause (vi) of Annex II.

Affirmative Covenants;

Annex I-A-4

Reporting Requirements:	Applicable to the Loan Parties and same as those in the Existing Credit Agreement and covenants to comply with the Fee Letter and the Engagement Letter and to use reasonable best efforts to refinance the Bridge Facility with the proceeds of the Permanent Securities as promptly as practicable following the Closing Date, including by taking the actions of the type described in paragraph (ix) of Annex II.

Negative Covenants:	Applicable to the Loan Parties and same as those in the Existing Credit Agreement, with the following modifications:

1) Indebtedness secured by Liens permitted by clause (xi) of the definition of Permitted Liens shall be limited to $200.0 million at any time outstanding

2)      Liens on the Acquired Business (other than (a) customary non-consensual liens, (b) customary liens arising in the ordinary course of business, (c) liens required to be granted pursuant to the Existing Credit Agreement, the Existing Notes and the Receivables Purchase Agreement, (d) liens existing at the time of the acquisition of the Acquired Business and not incurred in contemplation thereof (e) liens securing the Bridge Loans, Rollover Loans or Exchange Notes and (f) other liens permitted by clauses (ix), (xvii), (xxii) of the definition of Permitted Liens) shall be prohibited

3)      Clauses (iv) (other than with respect to Permitted Acquisitions for up to $25.0 million in the aggregate), (vi) (other than with respect to up to $25.0 million of Investments), (vii), (viii) and (xii) (to the extent made other than in exchange for common stock of the Company) of Section 8.2.4 of the Existing Credit Agreement shall not be available

4)      The transfer, lease or other disposition of any portion of the Acquired Business to subsidiaries that are not Loan Parties shall not be permitted except to the extent cash in an amount equal to fair market value thereof is received at such time as consideration therefor

5)      Regular quarterly dividends at the current quarterly payment rate shall be permitted if at the time such dividend is declared (i) no default or event of default exists, (ii) the Leverage Ratio after giving effect thereto is “.25” turn less than the applicable maximum Leverage Ratio covenant and (iii) the Company has borrowing availability under the Existing Credit Agreement of at least $100.0 million after giving effect thereto

6) Clauses (iv), (v), (vi) and (vii) of Section 8.2.5 of the Existing Credit Agreement shall not be available

Annex I-A-5

7) Clause (3) of Section 8.2.6 of the Existing Credit Agreement shall not be available (other than with respect to Permitted Acquisitions for up to $25.0 million in the aggregate)

8) No prepayments, purchases, repurchases or redemptions of the Existing Notes shall be permitted prior to the scheduled maturity thereof

9)      No consent of the Lenders (or Lead Arrangers) will be required in connection with an amendment or amendment and restatement of the Receivables Purchase Agreement; provided that the commitments thereunder do not exceed $200.0 million

After the Company’s acceptance of the Commitment Letter and prior to execution and delivery of the Credit Documentation, the Company agrees to comply with the negative covenants (in the forms set forth in the Existing Credit Agreement as modified to the extent modified above) as if the Credit Documentation had been executed and delivered.

Financial Covenants:	The following financial covenants with definitions and covenants levels that are the same as those in the Existing Credit Agreement:

1) Maximum Leverage Ratio

2) Minimum Interest Coverage Ratio

Events of Default:	Applicable to the Loan Parties and same as those in the Existing Credit Agreement.

Assignments and
Participations:	Each Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required in connection with assignments to other Lenders or any of their affiliates. Each Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of the Requisite Lenders, except that the consent of all directly affected Lenders will be required with respect to certain customary unanimous matters, including, (i) increases in commitment amounts, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of guarantees representing all or substantially all of the value of the guarantees and (v) changes that impose any restriction on

Annex I-A-6

the ability of any Lender to assign any of its rights or obligations. “Requisite Lenders” means (x) if any Lender (together with its affiliates) holds more than 50% of the Bridge Loans or commitments with respect thereto, a minimum of two Lenders (for this purpose counting a Lender and its affiliates and approved funds as a single Lender) holding in the aggregate more than 50% of the Bridge Loans or commitments with respect thereto and (y) if clause (x) does not apply, Lenders holding more than 50% of the Bridge Loans or commitments with respect thereto.

Governing Law:	New York.

Indemnification and Expenses:	Substantially similar to the Existing Credit Agreement.

Counsel to the Administrative Agent and the Joint Lead Arrangers:	Cahill Gordon & Reindel LLP.

Annex I-A-7

ANNEX I-B

SUMMARY OF TERMS AND CONDITIONS

ROLLOVER LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I-B is attached.

Borrower:	Same as the borrower of the Bridge Loans.

Guarantors:	Same as the guarantors of the Bridge Loans.

Rollover Loans:	Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans shall be available to the Company to refinance the Bridge Loans on the Rollover Date. The Rollover Loans shall be governed by the Credit Documentation for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as the Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to the Total Cap.

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Rollover Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Rollover Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:	January 15, 2015 (the “Rollover Maturity Date”).

Optional Prepayments:	Rollover Loans will be redeemable at the option of the Company at a prepayment price equal to the premium that applies to redemption of Exchange Notes, together with accrued and unpaid interest to the prepayment date.

Mandatory
Offer to Purchase:	The Company will be required to offer to prepay the Rollover Loans upon a Change of Control (to be defined in the documentation) at 101% of the principal amount thereof plus accrued and unpaid interest to the date of prepayment.

Conditions Precedent to
Rollover:	The ability of the Company to convert any Bridge Loans into Rollover Loans is subject to the following conditions being satisfied:

Annex I-B-1

(i) at the time of any such conversion, there shall exist no payment default, bankruptcy or insolvency default or failure to comply with Section 3 of the Fee Letter;

(ii) all fees due to the Lead Arrangers and the Initial Lenders shall have been paid in full;

(iii) the Lenders shall have received promissory notes evidencing the Rollover Loans (if requested); and

(iv) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Covenants:	From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Company to refinance the Rollover Loans.

Assignments and Participations:	Same as the Bridge Loans.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Bridge Loans.

Annex I-B-2

ANNEX I-C

SUMMARY OF TERMS AND CONDITIONS

EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I-C is attached.

Issuer:	Same as the borrower of the Bridge Loans.

Guarantors:	Same as the guarantors of the Bridge Loans.

Exchange Notes:	The Company will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Company will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. Except as expressly set forth herein, the Exchange Notes shall have the same terms as the Rollover Loans.

Ranking:	Same as the Bridge Loans.

Security:	None.

Interest Rate:	Interest shall be payable quarterly in arrears at a per annum rate equal to the Total Cap.

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Exchange Notes and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Exchange Notes, and will be payable on demand.

Maturity:	Same as the Rollover Loans.

Amortization:	None.

Optional Redemption:	The Exchange Notes will be redeemable at the option of the Company at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points, plus accrued and unpaid interest to the redemption date.

In addition, Exchange Notes will be redeemable at the option of the Company prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Company at a premium equal to the coupon on the Exchange Notes, plus accrued and unpaid interest to the redemption date; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Annex 1-C-1

Mandatory
Offer to Purchase:	The Company will be required to offer to purchase the Exchange Notes upon a Change of Control (to be defined in the Indenture) at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Covenants and
Events of Default:	Customary high yield covenants and events of default for a comparable issuer in light of prevailing circumstances and market conditions; provided that such covenants shall in no event be more restrictive than the corresponding covenants and events of default in the Bridge Loans.

Right to Transfer
Exchange Notes:	Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder and, after the Exchange Notes are registered pursuant to the provisions described under “Registration Rights,” to any person or entity; provided that if the Company or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933 (the “Securities Act”), (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Company, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights:	Within 90 days of the first issuance of Exchange Notes, the Company shall file a shelf registration statement with the Securities and Exchange Commission and the Company shall use its commercially reasonable efforts to cause such shelf registration statement to be declared effective within 90 days thereafter and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders of the Exchange Notes to resell the Exchange Notes. Upon failure to meet the deadlines or otherwise comply with the requirements of the registration rights agreement (a “Registration Default”), the Company shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day pe-

Annex I-C-2

riod until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Bridge Loans.

Annex I-C-3

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The funding of the Bridge Loans will be subject to the satisfaction of the following conditions precedent:

(i) The Acquisition shall have been, or shall substantially concurrently with the funding of the Bridge Facility be, consummated in accordance with the terms of the Acquisition Agreement, and the Acquisition Agreement shall not have been amended, waived or otherwise modified in any material respect and no material consent shall be given thereunder, without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed).

(ii) There has been no change, occurrence or development since December 31, 2009 that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Loan Parties, taken as a whole, other than any such change, occurrence of development resulting from changes, after the date hereof, in general economic or financial markets conditions or in general coal or natural gas prices except to the extent such change, occurrence or development has had or could reasonably be expected to have a disproportionate impact on the Loan Parties, taken as a whole, as compared to other energy industry participants.

(iii) Since December 31, 2009, (a) there has not been any reduction in the rate of production of Hydrocarbons from the Properties which would constitute an Acquired Business Material Adverse Effect, (b) there has not been any reduction or write-down in the reserves estimated for the Properties (which reduction or write-down is not reflected in the Reserve Report) that would constitute an Acquired Business Material Adverse Effect, (c) there has not been any damage, destruction or loss with respect to the Assets that would constitute an Acquired Business Material Adverse Effect that is not addressed by the terms of section 11.4 of the Acquisition Agreement, and (d) the Assets have not become subject to any obligation or liability that would constitute an Acquired Business Material Adverse Effect and be required to be reflected as an extraordinary item separately listed on an income statement for the E&P Business prepared in accordance with the Accounting Principles. “Acquired Business Material Adverse Effect” means a material adverse effect on the ownership, assets, operations or financial condition of the E&P Business, taken as a whole; provided, however, that Acquired Business Material Adverse Effect shall not include material adverse effects resulting from general changes in oil and gas prices; general changes in industry, economic or political conditions, or financial markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; acts of God, including hurricanes and storms; acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Sellers or the Companies (as defined in the Acquisition Agreement)); civil unrest or similar disorder; terrorist acts; changes in Laws; effects or changes that are cured or no longer exist by the earlier of the Closing Date and the termination of the Acquisition Agreement pursuant to Article 10 of the Acquisition Agreement; and changes resulting from the announcement of the transactions contemplated thereby or the performance of the covenants set forth in Section 6.4 of the Acquisition

Annex II-1

Agreement. Capitalized terms used without definition in this paragraph have the meanings given to them in the Acquisition Agreement.

(iv) The Lead Arrangers shall have received a certification as to the financial condition and solvency of the Loan Parties, taken as a whole, from the chief financial officer of the Company, in the form of Annex II-A hereto.

(v) The Lenders under the Bridge Facility shall have received customary opinions of counsel to the Loan Parties (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Bridge Facility and no conflicts with charter documents, law or specified material contracts) and of local counsel in jurisdictions where the Loan Parties are incorporated, organized or formed and such customary corporate resolutions, secretary’s certificates and other customary closing documents.

(vi) The Administrative Agent and the Lenders shall have received: (A) for each fiscal quarter of the 2010 fiscal year ending at least 40 days prior to the Closing Date, an unaudited consolidated balance sheet and related consolidated statements of operations and consolidated cash flows of the Company and of the Acquired Business for such fiscal quarter and for the elapsed period of the 2010 fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”), as to which the independent public accountants of the Company or the Seller, as the case may be, shall have performed a SAS 100 review; (B) any additional audited and unaudited financial statements for all recent, probable or pending acquisitions by the Company that will be required to be filed in a Form 8-K; and (C) a pro forma consolidated balance sheet of the Company and related consolidated statement of operations for 2009, for the latest fiscal quarter covered by the Quarterly Financial Statements and the four-quarter period ending with the latest fiscal quarter covered by the Quarterly Financial Statements, in each case, after giving effect to the Transaction, all of which financial statements shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3 (subject to customary exceptions for Rule 144A offerings of high yield debt securities).

(vii) The Lead Arrangers shall have received: (A) forecasts prepared by management of the Company and its subsidiaries, each in form reasonably satisfactory to the Lead Arrangers, on a pro forma basis to give effect to the Transaction and the incurrence of indebtedness related thereto of consolidated balance sheets, consolidated income statements and consolidated cash flow statements for each month for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Bridge Facility; and (B) evidence satisfactory to the Administrative Agent that the pro forma Leverage Ratio (as calculated pursuant to clause (3)(iii) of Section 8.2.6 of the Existing Credit Agreement as amended in compliance with the Refinancing Exception) is not greater than 4.75:1.0.

(viii) All accrued fees and expenses of the Administrative Agent and the Lead Arrangers (including the reasonable fees and expenses of counsel for the Administrative Agent and the Lead Arrangers and one local counsel in each jurisdiction) for which invoices are received at least three days prior to the Closing Date shall have been paid.

(ix) The Company shall have (1) within 15 days after the date of the Commitment Letter, prepared a preliminary offering memorandum relating to the debt Permanent Securities, in a form reasonably satisfactory to BAS but in any event including (or incorporating by reference)

Annex II-2

all financial statements and other information that would be required to be included, or incorporated by reference, in a registration statement on Form S-3 for an offering registered under the Securities Act (subject to customary exceptions for Rule 144A offerings of high yield debt securities), and thereafter prepared supplements to or final versions of such offering memorandum (promptly upon request by, and in a form reasonably satisfactory to, BAS) (collectively, the “Offering Document”), (2) caused the independent registered public accountants of the Company and the Acquired Business to render customary “comfort letters” (including customary “negative assurances”) with respect to the historical and pro forma financial information in the Offering Document, (3) caused the independent engineers of the Company and the Acquired Business to render customary letters with respect to the reserves of the Company, the Acquired Business and their subsidiaries, (4) caused the senior management and other representatives of the Company to provide access in connection with due diligence investigations and to participate in a customary high-yield “road show,” for a consecutive 10 business-day period (or such shorter period agreed to by BAS) (the “Marketing Period”) commencing on a date determined by BAS with consultation of the Company but not earlier than the delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”) and ending at least three business days prior to the Closing Date, and (5) used all commercially reasonable efforts to have obtained the Ratings prior to the commencement of the Marketing Period.

(x) The Administrative Agent shall have received a reserve report prepared by an independent engineer, in form and substance meeting the requirements of the SEC for financial reporting purposes, certifying the present value of the proved oil and gas reserves of the Acquired Business as of December 31, 2009.

(xi) After giving effect to the Transaction, (A) neither the Company nor any of its subsidiaries shall have any indebtedness for borrowed money or preferred stock outstanding other than (1) borrowings under the Existing Credit Agreement, (2) borrowings by CNX Gas Corporation under the Existing Gas Credit Agreement, (3) borrowings of up to $200.0 million under the Company’s existing trade accounts receivable facility, (4) up to $3,500.0 million aggregate gross proceeds of the Bridge Loans and/or the Notes and (5) any other indebtedness for borrowed money reflected in note 13 of the notes to the Company’s financial statements included in the Form 10-K and (B) there shall not be an Event of Default under, and as defined in, the Existing Credit Agreement. As soon as practicable after the date hereof and in any event not later than the last day of the Marketing Period, the Existing Credit Agreement shall have been amended to permit the Transaction, or shall have been refinanced with another revolving credit agreement (permitted by clause (iii) of the proviso to the third paragraph of Section 2 of the Commitment Letter) that permits the Transaction, in each case, including the terms of the Bridge Facility and the Notes as contemplated by the Commitment Letter and the Fee Letter.

(xii) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

Annex II-3

ANNEX II-A

[Form of]

SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Credit Agreement, dated as of [            ], 2010 (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among CONSOL Energy Inc. (the “Company”), Bank of America, N.A., as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I hereby certify on behalf of the Loan Parties as follows:

1. I am the duly qualified and acting Chief Financial Officer of the Company and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Company and the preparation of consolidated financial statements of the Company and its subsidiaries. I acted on behalf of the Company in connection with the negotiation and execution of the Credit Agreement, the other Loan Documents and each other document relating to the Transaction. In connection with the following certifications, I have reviewed the financial statements of the Company and its subsidiaries.

2. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the Company for the purpose of discussing the meaning of its contents and the purpose for which it is to be used. I have made such investigations and inquiries as I have deemed to be necessary and prudent, and have reviewed the Credit Agreement, the other Loan Documents and each other document relating to the Transaction. I am providing this certificate solely in my capacity as an officer of the Company.

3. The fair value of the property of the Loan Parties, taken as a whole, is not as of the date hereof, nor will it be after giving effect to the Transaction, less than the total amount of liabilities, including contingent liabilities, of the Loan Parties, taken as a whole (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

4. On the date hereof before and after giving effect to the Transaction, the present fair salable value of the assets of the Loan Parties, taken as a whole, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Loan Parties, taken as a whole (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

5. The Loan Parties are not incurring, and do not intend to incur, debts or liabilities beyond the Loan Parties’ ability to pay such debts and liabilities as they mature.

6. The Loan Parties, taken as a whole, are not, and after giving effect to the Transaction will not be, left with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Loan Parties in light of the projected financial statements and available credit capacity.

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IN WITNESS WHEREOF, I have hereunto set my hand this [    ]th day of [            ], 2010.

CONSOL ENERGY INC.

By:
Name:
	Title:	[Chief Financial Officer]